FIELDPOINT PETROLEUM REPORTS SECOND QUARTER RESULTS

THIRD WELL IN LEA COUNTY, NEW MEXICO COMPLETED

AUSTIN, TX – (BUSINESS WIRE) – August 14, 2013 - FieldPoint Petroleum Corporation (NYSE/MKT:FPP) announced today its second quarter financial results for the three and six months ended June 30, 2013.

Mr. Roger D. Bryant, FieldPoint Executive Chairman, stated, “Net income and earnings per share met our goals for this quarter, although they were significantly lower than the same period in 2012 due to commodity derivative gains in the prior year of $521,331.  We believe that we will meet our objectives for this year, with a strong emphasis on increasing oil production.  With our drilling partner, Cimarex Energy Co. (NYSE:XEC), we have completed our third oil and gas well in Lea County, New Mexico.  We are in the early testing stage and expect to see the first production results soon.  As with the existing two wells on this property, we will keep our shareholders informed of the progress of well #3. As previously stated, drilling a fourth well on this property could start soon.  If successful, and if oil prices remain stable, this could have a very positive impact on future results. We plan to continue to explore new oil and gas acquisition opportunities in the form of oil and gas production and/or oil and gas drilling acreage, as well as other opportunities that could potentially increase shareholder value.”

Financial Highlights for the Three Months Ended June 30, 2013 Compared to the Three Months Ended June 30, 2012:

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Total revenues increased 7% to $2,297,683 from $2,157,135;

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Net Income decreased to $376,537 from $719,454; and

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Earnings per share, both basic and fully diluted, at $0.05.

Mr. Phillip H. Roberson, FieldPoint COO/CFO, added, “I would like to thank our stakeholders for their patience and support during this trying time.  Ray Reaves was irreplaceable, but with the support of the board and our staff, I am looking forward to shifting our focus from totally being on operations back to executing, and accelerating, our growth strategy in the coming quarters.”

The increase in total revenue for this reporting period is attributed to higher production offset by lower oil and natural gas prices, which averaged approximately $88.38 per barrel in the second quarter of 2013 as compared to $89.26 per barrel in the same period last year.  Natural gas prices averaged $4.56 per MCF in this quarter as compared to$4.58 per MCF in the same quarter of 2012.  Sales volumes increased by 4% on a BOE basis, primarily due to production from the new wells in New Mexico.

Lease operating expenses decreased 20% or $173,320 to $680,240 for the three month period ended June 30, 2013 from the comparable 2012 period.  This was primarily due to decreases in costs associated with remedial repairs in 2013 as compared to 2012 offset by costs associated with new field production.  Lifting costs per BOE decreased $5.76 to $23.68 for the period primarily due to lower costs associated with field maintenance. We anticipate lease operating expenses to increase over the following quarters due to additional remedial repairs and workover expenses.

Depletion and depreciation increased 25% or $97,000 to $490,500 for the three month period ended June 30, 2013 versus $393,500 in the 2012 comparable period.  This was primarily due to the addition of the new East Lusk #2 well since the prior period.

Exploration expense was $5.72 on a BOE basis for the quarter ended June 30, 2013. The cost incurred to drill on the Riverdale prospect for the Irby #1 in South Texas was $164,204. Based on the drilling results the decision was made to plug and abandon the well. We do not anticipate drilling any more wells on this prospect and have expensed  the entire amount as an exploration cost. There was no comparable expense in the same period in 2012.

General and administrative overhead cost increased 26% or $58,188 to $278,059 for the three-month period ended June 30, 2013 from the three-month period ended June 30, 2012.  This was primarily attributable to an increase in administrative services such as consulting and administrative expenses during the 2013 period.  At this time, the Company anticipates general and administrative expenses to remain stable or increase slightly in the coming quarters.

Other expenses, net for the quarter ended June 30, 2013, were $61,143 compared to other income, net of $458,750 for quarter ended June 30, 2012.  The net decrease was primarily due to a $444,000 unrealized gain and a $77,331 realized gain on commodity derivatives during the 2012 period.

Financial Highlights for the Six Months Ended June 30, 2013 Compared to the Six Months Ended June 30, 2012:

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Total revenues decreased 12% to $4,785,831 from $5,429,705;

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Net Income decreased to $920,046 from $1,513,958; and

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Earnings per share, both basic and fully diluted, at $0.11.

Oil and natural gas sales revenues decreased 14% or $774,164 to $4,567,413 for the six month period ended June 30, 2013 from $5,341,577 for the comparable 2012 period. This was due primarily to the overall decrease in production and by a decline in oil and natural gas commodity prices. Sales volumes decreased 11% on a BOE basis primarily due to natural declines in production. Average oil sales prices decreased 4% to $89.05 for the six month period ended June 30, 2013 compared to $92.87for the six month period ended June 30, 2012.  Average natural gas sales prices decreased 3% to $4.62 for the six month period ended June 30, 2013 compared to $4.76 for the six month period ended June 30, 2012.  The lower sales volumes accounted for a decrease of approximately $583,000 in revenue and lower commodity prices accounted for a decrease of approximately $191,000.  We anticipate volumes to increase in the coming quarters primarily due to additional drilling in New Mexico in the second half of 2013.

Lease operating expenses decreased 18% or $315,193 to $1,470,969 for the six month period ended June 30, 2013 from the comparable 2012 period.  This was primarily due to the costs associated with repairs and workover expenses on properties in 2012.  Additionally, we had a one-time charge to settle a severance tax claim for the period from 2006 through 2011 of approximately $251,000 in the comparable 2012 period.  Lifting cost per BOE decreased 8%, from $26.48 to $24.43 for the period.  We anticipate lease operating expense to increase over the following quarters due to additional remedial repairs and workover expenses.

Depletion and depreciation expense increased 5% to $1,014,000, compared to $970,000 for the comparable 2012 period.  This was primarily due to the addition of the new East Lusk #2 well and increased sales volumes from that well during the current period. Exploration expense was $2.73 on a BOE basis for the six-month period ended June 30, 2013. The cost incurred to drill on the Riverdale lease in Texas was $164,204. The well was non-economic and the decision was made to plug and abandon the well. There was no exploration expense in the same period in 2012.

General and administrative overhead cost decreased 14% or $85,664 to $522,055 for the six month period ended June 30, 2013 from the six month period ended June 30, 2012.  This was attributable primarily to a decrease in administrative services such as contract labor and administrative expenses.  In the coming quarters we anticipate general and administrative expenses to increase.

Other expense, net for the six months ended June 30, 2013, amounted to $120,557 compared to other income, net of $364,134 for the comparable 2012 period.  The net decrease was primarily due to a $413,000 unrealized gain and a $77,331 realized gain on commodity derivatives during the 2012 period.

Liquidity and Capital Resources

Cash flow provided by operating activities was $2,114,195 for the six month period ended June 30, 2013, as compared to $619,802 of cash flow used in operating activities in the comparable 2012 period.  The increase in cash flows from operating activities was primarily due to changes in accounts payable, and prepaid expenses offset by lower net income.

Cash flow used in investing activities was $530,027 for the six month period ended June 30, 2013 and $972,924 in the comparable 2012 period due to the additions to oil and natural gas properties and equipment in each period.

Cash flow provided by financing activities was $89,600 from the exercise of 22,400 of our outstanding publicly traded common stock purchase warrants at an exercise price of $4.00 per share.

Effective May 16, 2012, we executed an At Market Issuance Sales Agreement with MLV & Co., LLC (“MLV”) providing for an at-the-market offering of securities of up to 900,000 shares of one common stock (the “ATM Offering”). The ATM Offering is being undertaken pursuant to Rule 415 and a universal shelf Registration Statement on Form S-3 which was declared effective by the SEC on December 9, 2011. Through June 30, 2013, we have sold an aggregate of 60,761 shares of common stock in the ATM Offering, realizing net proceeds of $193,589 during 2012.  An additional 839,239 shares of common stock have been registered for sale in the ATM Offering, which may continue until May 16, 2014 unless terminated sooner as provided for in the Sales Agreement with MLV.  As there is no commitment for future sales of additional shares, we cannot predict how much, if any, additional proceeds may be realized in the ATM Offering.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production, is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov). Contact: Phillip Roberson (512) 250-8692 or fppc@ix.netcom.com